                                                                    EXHIBIT 99.1


BELO REPORTS RESULTS FOR THIRD QUARTER 2001; OPERATING RESULTS EXCEED COMPANY'S EXPECTATIONS

    DALLAS, Oct. 24 /PRNewswire/ -- Belo (NYSE: BLC) today reported that earnings per share were break-even in the third quarter. Earnings per share were $0.15 in the third quarter of 2000. The Company earned $0.41 in after-tax cash flow per share for the third quarter, compared with $0.55 in the third quarter of last year, a decline of 25 percent.

    The following table summarizes Belo's third quarter performance. To take into account dispositions in 2000, segment financial highlights are also presented on an "as adjusted" basis:

                                       AS REPORTED                               AS ADJUSTED (A)
                                      (in thousands)                             (in thousands)
                                    Three months ended                         Three months ended
                                       September 30,                               September 30,
                             2001           2000          % Chg.         2001           2000          % Chg.
Net operating
 revenues
  Television
   group                  $  133,998     $  165,965         -19.3%    $  133,998     $  161,509         -17.0%
  Newspaper
   group                     181,066        217,686         -16.8%       181,066        207,106         -12.6%
  Interactive
   media                       3,449          2,883           19.6%        3,449          2,801           23.1%
  Other                        3,972          3,819            4.0%        3,972          3,819            4.0%
    Segment
     revenues             $  322,485     $  390,353         -17.4%    $  322,485     $  375,235         -14.1%

Operating cash
 flow
  Television
   group                  $   45,387     $   68,218         -33.5%    $   45,387     $   66,773         -32.0%
  Newspaper
   group                      41,730         60,648         -31.2%        41,730         57,744         -27.7%
  Interactive
   media                      (4,083)        (4,968)          17.8%       (4,083)        (4,862)          16.0%
  Other                         (495)          (515)           3.9%         (495)          (515)           3.9%
    Segment
     operating
     cash flow            $   82,539     $  123,383         -33.1%    $   82,539     $  119,140         -30.7%
After-tax cash
 flow per share (B)       $     0.41     $     0.55         -25.5%           N/A            N/A            N/A
Earnings per share        $     0.00     $     0.15             --           N/A            N/A            N/A

     (A) Revenues and operating cash flows for 2000 have been adjusted for the following dispositions: The Gleaner in Henderson, Kentucky; The Eagle in Bryan-College Station, Texas; Messenger-Inquirer in Owensboro, Kentucky; and KOTV (CBS) in Tulsa, Oklahoma.

     (B) After-tax cash flow per share is net earnings plus depreciation and amortization divided by the average shares outstanding.

    Robert W. Decherd, Belo's chairman, president and chief executive officer said, "Continued advertising weakness and the tragic events of September 11 adversely affected revenues and, to a lesser extent, expenses at Belo's television stations and newspapers in the third quarter. National revenues at our television stations and classified employment revenue at The Dallas Morning News experienced the most significant declines. However, Belo's Television Group continues to perform at the high end of the network-affiliate segment and the advertising revenue performance of The Morning News continues to be in line with other major metropolitan newspapers with large classified employment businesses.

    "Belo's newspapers, television stations, cable news channels and Web sites have focused most of their attention since September 11 on providing the most timely, relevant news from both a local and national perspective to readers and viewers in our markets. We estimate revenue losses specifically related to the attacks of just under $9 million for our Television Group and about $2 million for our Newspaper Group. Belo also incurred temporary increases in newsgathering costs estimated at $750,000.

    "While events of the past six weeks obviously impacted the Company's third quarter results, they also reinforced the relevance and staying power of Belo's core businesses. In moments like this, leading news franchises like Belo's hold a distinct advantage in attracting a disproportionate share of viewers and readers. In the days following September 11, audiences in Belo's markets turned to our newspapers, television stations, cable channels and Web sites in record numbers."

    Regarding Belo's third quarter performance, Decherd noted, "Following September 11, we publicly stated that we expected to incur a pretax loss in the third quarter and report earnings per share of 1 to 3 cents. While we did experience significant reductions in revenues in the days following the attacks, and some cancellations through the end of the month, our revenue performance in September was better than initially expected. As a result, Belo recorded pretax income of almost $2 million in the third quarter. With an effective tax rate of 128 percent for the third quarter, reported earnings per share were breakeven. The difference from the earnings per share estimate is due solely to the change in income tax expense associated with better than expected pretax operating results.

    "On an as-adjusted basis, total Television Group revenues were down 17.0 percent in the third quarter, with a 17.8 percent decrease in spot revenues. Local television revenues were down 7.3 percent while national revenues were down 14.9 percent. These revenue declines reflect the soft advertising environment and the impact of September 11, as well as challenging comparisons with 2000's third quarter. The third quarter of 2000 benefited from Olympics revenue of $10.5 million and political revenue of $13.3 million. Excluding political and Olympics revenue in both years, spot revenues were down 2.8 percent. Cash expenses for the Television Group were 6.5 percent better than last year due to continued stringent cost controls. Television Group operating cash flow decreased 32.0 percent for the quarter.

    "Total Newspaper Group revenues decreased 12.6 percent in the third quarter on an as-adjusted basis, with advertising revenues down 14.4 percent. The third quarter of 2001 had one more Sunday than the third quarter of 2000. Excluding the effect of the extra Sunday this year, total newspaper revenues were down approximately 14.5 percent. Newspaper Group cash expenses were 6.7 percent better on an as-adjusted basis compared to the third quarter of 2000 due to tight cost controls and lower newsprint expense. Operating cash flow for the Newspaper Group was down 27.7 percent in the third quarter.

    "Total revenues at The Dallas Morning News were down 16.1 percent in the third quarter. Advertising revenues were down 17.9 percent, primarily due to weakness in classified employment advertising. Classified employment revenues were down 52 percent with a 55 percent decrease in employment linage. General advertising revenues were down 21.6 percent in the third quarter, due to lower
 .com and telecom advertising, while retail revenues were down 9.3 percent. Total cash expenses at The Morning News decreased 5.2 percent.

    "Belo Interactive's Web sites generated $3.4 million in revenue during the third quarter, compared to $2.8 million in the third quarter of 2000. The net investment in Belo Interactive's operations in the third quarter was $4.1 million compared with $4.9 million in the third quarter of 2000.

    "Belo Interactive recorded approximately 90 million page views per month in the third quarter of 2001. This is up from the second quarter's 84 million page views and a 67 percent increase over the 54 million page views in the third quarter of 2000. The number of unique visitors per month in the third quarter was 5.6 million, an increase of 65 percent over the 3.4 million unique visitors in the third quarter of last year.

    "The continued soft advertising environment compounds the challenge the Television Group already faces in the fourth quarter as we cycle against $28.9 million of political revenue. Last October, we had $20 million of political advertising; this year, excluding political, spot revenues are pacing up over 4 percent. In the Newspaper Group, The Dallas Morning News, like other large papers, is experiencing continued weakness in classified employment. General advertising will also face difficult comparisons due to strong telecom and .com advertising in the fourth quarter of 2000. And, retail is hard to predict as this category will follow consumer behavior.

    "We will maintain very tight cost controls in the fourth quarter and we are resetting Belo's cost structure to align with current revenue-generation levels. After the recent reduction-in-force, which is expected to be completed by the end of this month, Belo's number of full-time equivalent employees will be approximately 8 percent lower than at the end of last year. As a result of this action, the Company will record a non-recurring severance charge in the fourth quarter of this year.

    "The Company's effective tax rate is currently projected to be in excess of 100 percent for the fourth quarter and full-year 2001 because of lower pretax earnings coupled with a fixed amount of goodwill amortization that is not deductible for tax purposes but is deducted in determining book income. In addition to the effect of this year's advertising downturn, pretax earnings are lower because of special charges Belo recorded in the second quarter of 2001 to write down certain investments in Internet-related companies.

    "Assuming consumer confidence continues to stabilize, then improve, we are optimistic about Belo's prospects for the fourth quarter. Even in this difficult environment, we expect to generate $110 million of free cash flow in 2001. We are aligning Belo's expense structure with expected revenue generation levels and we are confident Belo will emerge from this cycle in a position of strength."

    Belo is one of the nation's largest media companies with a diversified group of market-leading broadcasting, publishing, cable and interactive media assets. A Fortune 1000 company with more than 8,000 employees and $1.5 billion in annual revenues, Belo operates news and information franchises in some of America's most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic region. Belo owns 18 television stations (six in the top 16 markets) reaching 13.9 percent of U.S. television households; owns or operates six cable news channels; and manages two television stations through local marketing agreements. Belo publishes four daily newspapers: The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA.) and the Denton Record-Chronicle (Denton, TX.). Belo Interactive's new media businesses include 34 Web sites, several interactive alliances, and a broad range of Internet-based products.

    For more information, contact Dunia Shive, Belo's executive vice president and chief financial officer, or Carey Hendrickson, Belo's vice president of investor relations, at 214-977-6606. Additional information, including earnings releases, is available online at http:/www.belo.com.

    Statements in this communication concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures or other financial items and other statements that are not historical facts, are "forward-looking statements" as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

    Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Annual Report on Form 10-K.

     Consolidated Statements of Earnings

     BELO

                                             Three months ended                  Nine months ended
                                                 September 30,                     September 30,
    In thousands, except per share
     amounts (unaudited)                     2001             2000             2001             2000

    Total Net Operating Revenues         $    322,485     $    390,353     $  1,015,880     $  1,167,089

    Operating Costs and Expenses
      Salaries, wages and employee
       benefits                               120,555          133,374          374,326          397,602
      Other production,
       distribution and operating
       costs                                   91,311          101,372          273,909          292,613
      Newsprint, ink and other
       supplies                                37,163           42,816          114,132          122,198
      Depreciation                             24,708           25,503           75,016           74,582
      Amortization                             20,344           21,138           61,113           63,201
        Total operating costs
         and expenses                         294,081          324,203          898,496          950,196

        Earnings from operations               28,404           66,150          117,384          216,893

    Other income and expense
      Interest expense                        (26,150)         (33,806)         (85,264)         (98,582)
      Other, net (Note 3)                        (395)             310          (29,190)           2,038
        Total other income and
         expense                              (26,545)         (33,496)        (114,454)         (96,544)

    Earnings (Loss)
      Earnings before
       income taxes                             1,859           32,654            2,930          120,349
      Income taxes (Note 4)                     2,377           15,132            3,140           55,175

        Net earnings (loss)              $       (518)    $     17,522     $       (210)    $     65,174

    Net earnings per share
      Basic                              $        .00     $        .15     $        .00     $        .55
      Diluted                            $        .00     $        .15     $        .00     $        .55

    Average shares outstanding
      Basic                                   109,918          116,936          109,708          118,133
      Diluted                                 109,918          117,569          109,708          118,578

    Cash dividends declared
     per share                           $        .15     $        .14     $        .30     $        .28

     Note 1: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

     Note 2: Operating results for 2000 include The Gleaner in Henderson, Kentucky, The Eagle in Bryan-College Station, Texas, the Messenger-Inquirer in Owensboro, Kentucky and KOTV (CBS) in Tulsa, Oklahoma, all of which were sold in the fourth quarter of 2000.

     Note 3: Other, net in 2001 includes a charge of $28,785 related to write-downs of certain investments in Internet-related companies.

     Note 4: The Company's effective tax rate exceeds 100 percent in 2001 because of lower projected pretax earnings resulting from this year's advertising downturn and the investment write-down recorded in the second quarter, coupled with a fixed amount of goodwill amortization that is not deductible for tax purposes but is deducted in determining book income.

     Consolidated Condensed Balance Sheets

     BELO

                                                   September 30,    December 31,
    In thousands                                        2001            2000

    Assets
      Current assets
        Cash and temporary cash investments         $     33,420    $     87,680
        Accounts receivable, net                         221,847         274,555
        Other current assets                              56,335          58,790
      Total current assets                               311,602         421,025

      Property, plant and equipment, net                 603,309         637,645
      Intangible assets, net                           2,638,447       2,710,209
      Other assets                                       114,276         124,381

    Total assets                                    $  3,667,634    $  3,893,260

    Liabilities and Shareholders' Equity
      Current liabilities
        Current portion of long-term debt
         (Note 2)                                   $    950,700    $        110
        Accounts payable                                  51,803          74,869
        Accrued expenses                                  94,233         127,163
        Other current liabilities                         46,481         100,541
      Total current liabilities                        1,143,217         302,683

      Long-term debt, less current portion               756,400       1,789,600
      Deferred income taxes                              396,124         404,221
      Other liabilities                                   54,375          47,348
      Total shareholders' equity                       1,317,518       1,349,408

    Total liabilities and shareholders' equity      $  3,667,634    $  3,893,260

     Note 1: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

     Note 2: As of September 30, 2001, current portion of long-term debt includes $250,000 of 6-7/8% Senior Notes due 2002, $677,000 of
               bank debt outstanding under the Company's revolving credit agreement and bank borrowings of $23,600. The Company's existing $1.0 billion variable-rate facility expires in August 2002. We are currently negotiating a new revolving credit facility and expect that the new revolving credit facility will be finalized before December 31, 2001.

     Industry Segment Information

     BELO

                                             Three months ended                  Nine months ended
                                                 September 30,                     September 30,
    In thousands, except per share
     amounts (unaudited)                     2001             2000             2001             2000

    Net Operating Revenues
      Television group                   $    133,998     $    165,965     $    442,092     $    502,537
      Newspaper group                         181,066          217,686          552,029          646,438
      Interactive media                         3,449            2,883            9,716            7,590
      Other                                     3,972            3,819           12,043           10,524

        Total net operating
         revenues                        $    322,485     $    390,353     $  1,015,880     $  1,167,089

    Earnings from Operations
      Television group                   $     18,068     $     39,692     $     89,732     $    129,622
      Newspaper group                          26,529           45,092           83,718          139,223
      Interactive media                        (4,890)          (5,506)         (15,981)         (13,136)
      Other                                    (1,226)          (1,460)          (3,432)          (4,592)
      Corporate expenses (Note 3)             (10,077)         (11,668)         (36,653)         (34,224)

        Total earnings from
         operations                      $     28,404     $     66,150     $    117,384     $    216,893

    Depreciation and Amortization
      Television group                   $     27,319     $     28,526     $     82,812     $     84,970
      Newspaper group                          15,201           15,556           45,841           46,046
      Interactive media                           807              538            2,209            1,009
      Other                                       731              945            2,071            2,593
      Corporate                                   994            1,076            3,196            3,165

        Total depreciation and
         amortization                    $     45,052     $     46,641     $    136,129     $    137,783

    Operating Cash Flow
      Television group                   $     45,387     $     68,218     $    172,544     $    214,592
      Newspaper group                          41,730           60,648          129,559          185,269
      Interactive media                        (4,083)          (4,968)         (13,772)         (12,127)
      Other                                      (495)            (515)          (1,361)          (1,999)
      Corporate (Note 3)                       (9,083)         (10,592)         (33,457)         (31,059)

        Total operating cash flow        $     73,456     $    112,791     $    253,513     $    354,676

     Note 1: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

     Note 2: Operating results for 2000 include The Gleaner in Henderson, Kentucky, The Eagle in Bryan-College Station, Texas, the Messenger-Inquirer in Owensboro, Kentucky and KOTV (CBS) in Tulsa, Oklahoma, all of which were sold in the fourth quarter of 2000.

     Note 3: Corporate expense in 2001 includes approximately $4,461 for early retirement and corporate staff reductions.